Exhibit 99.1
[Logo of RAM Re]
RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com
News Release
RAM Holdings Ltd. Reports Second Quarter 2006 Earnings
HAMILTON, Bermuda—(BUSINESS WIRE)—August 2, 2006—RAM Holdings Ltd. (Nasdaq:RAMR — News) (RAM) today reported second quarter net income of $12.2 million, or $0.45 per diluted share, compared to net income and diluted earnings per share in the second quarter of 2005 of $0.3 million and $0.01, respectively. For the quarter and year to date, the Company’s net income benefited from second quarter activity resulting in a $3.8 million favorable net reduction in case reserves and establishment of a $0.4 million recoverable. These positive developments follow directly from outcomes achieved by a ceding company with respect to defaulted obligations for which case reserves had been established. For the first six months of 2006, net income of $18.8 million is nearly three times the $6.6 million for the first six months of 2005. As explained in greater detail in the remainder of this release, net income in the 2006 second quarter and year to date includes the combined effects of:
•	Total revenues of $16.8 million in the second quarter, an increase of nearly 39% from the second quarter of 2005. Revenues for the first half of 2006 are about 30% greater than in the comparable 2005 period, $32.7 million versus $25.2 million. The increase in revenues reflects increased earned premiums and investment income as well as the absence of meaningful unrealized losses on credit derivatives that reduced revenues by $2.8 million and $2.5 million in the second quarter and six months of 2005, respectively. Realized investment losses for the second quarter and first six months of 2006 were at essentially the same level as for the comparable periods of 2005.
•	Primarily because of the favorable incurred loss activity noted above, total expenses for the second quarter of $4.6 million are about 60% less than in 2005, and for the first half of 2006 are 25% less than in the first six months of 2005. The operating expense portion of expenses in the second quarter includes $0.65 million associated with IPO-related activities but operating expenses are still about $1.0 million less than in last year’s second quarter as that quarter included a $2.5 million charge associated with termination of a compensation plan. For the first six months of 2006, operating expenses, including transaction-related expenses of $2.0 million, were $7.4 million or $0.1 million above the 2005 level. Acquisition expenses in all periods vary in relation to earned premiums.
While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other non-GAAP information because Company management as well as many research analysts and investors evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively “net security gains and losses”). The following table provides second quarter and year to date comparisons of operating earnings for 2006 and 2005:

	Second Quarter			Six Months
	2006	2005	% change	2006	2005	% change
Net income per diluted share	$0.45	$0.01	4400.0%	$0.71	$0.25	184.0%
Effect of net security (gains)/losses	$0.02	$0.13	-83.7%	$0.03	$0.13	-77.1%
Operating earnings	$0.47	$0.14	247.6%	$0.74	$0.38	96.0%
“In our first quarter as a public company, we are pleased to report substantial increases in net income and, perhaps more importantly, in operating earnings for the quarterly and year to date periods, as our financial results reflect real advances at the Company,” said Vernon Endo, President and CEO of RAM. “At the same time, we note that although we expected improving financial performance in 2006, a significant favorable reduction in case reserves led to incurred losses materially below the level that we would consider normal and our net income, in turn, is well in excess of what we had anticipated.”
Mr. Endo added, “This quarter we benefited from loss mitigation activities at one of our ceding companies, resulting in a reduction in case reserves that had been established as well as recognition of a recoverable in connection with obligations for which we had previously established case reserves. Just as our net income is generally reduced in periods when large case reserves are established, for the second quarter and year to date our net income includes the beneficial impact of this second quarter activity. Although there are a few areas in our 2006 and 2005 results that make for challenging period-to-period comparisons, the important bottom line is that RAM reported improved operating performance despite a challenging environment for us and our customers.”
Mr. Endo was cautious regarding near term business growth, noting “Our overall level of business assumed in the second quarter, as measured by par volume, was weaker than what we expected even though we added business from a new treaty finalized earlier this year. We have a much better start on the third quarter but the amount of business ceded to us will substantially depend on the level of business production in the primary market, and particularly the new business written by primary companies with which we have treaty relationships, as well as the ceding behavior of the primaries. While we expected to assume about the same amount of par volume in 2006 as we did in 2005, we fell off pace in the second quarter after a first quarter that was only a bit light relative to those expectations.”
Summary of Operating Results
Gross premiums written in the quarter totaled $17.5 million, up 13% from the $15.4 million of gross premiums written in the second quarter of 2005. For the first six months, gross premiums written were about 5% higher than the 2005 level, at $32.1 million compared to $30.6 million.

Adjusted gross premiums written, a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM on a one-quarter lag), were $13.7 million in the quarter, a 25% decline from second quarter 2005 when adjusted gross premiums totaled $18.2 million. Year to date adjusted gross premiums are about 29% below the prior year’s level. A reconciliation of adjusted gross premiums written to premiums written by product line is provided in the table below:

	Second Quarter			Six Months
($ millions)	2006	2005	% change	2006	2005	% change
Premiums Written
Public Finance	10.8	8.5	27.1%	19.7	18.5	6.5%
Structured Finance	6.6	6.9	-4.3%	12.3	12.1	1.7%

Gross Premiums Written*	17.5	15.4	13.6%	32.1	30.6	4.9%
less Installment Premiums Written	6.8	8	-15.0%	13.6	14.4	-5.6%

Upfront Premiums	10.7	7.4	44.6%	18.5	16.2	14.2%
PV Installment Premiums on New Business	2.9	10.9	-73.4%	15.6	32.2	-51.6%

Adjusted Gross Premiums*	13.7	18.2	-24.7%	34.2	48.3	-29.2%

*totals may not add due to rounding
The decrease in adjusted gross premiums primarily reflects a lower volume of new structured finance business and to a lesser extent a decline in average premium rates relative to 2005 comparison periods. However, because premium rates vary with the credit quality of the insured obligations, it is not possible to offer more than a general view regarding premium rates without a detailed analysis.
Earned premiums in the quarter of $11.6 million represent a 3% increase over the $11.2 million level in the second quarter of 2005. Adjusted for accelerated premiums from refundings of $1.9 million and $1.1 million in the second quarters of 2006 and 2005, respectively, earned premiums in second quarter of 2006 are 4% below the level of the prior year. For the first six months, earned premiums in 2006 of $22.3 million are more than 10% above 2005 and for the comparable six-month periods, earned premiums excluding accelerated premiums are approximately 5% greater in 2006.
Net investment income for the second quarter of 2006 reached $5.7 million, or nearly 39% above the $4.1 million recorded in the second quarter of 2005. For the first six months of 2006, investment income of $11.1 million exceeded the comparable figure for 2005 by $2.8 million or 34%. The increase in net investment income arises primarily from a larger investment portfolio and improved book yield relative to comparable 2005 periods.
Realized investment losses of $0.5 million in second quarter 2006 compare to realized investment losses of $0.4 million in the comparable quarter of 2005. During the first six months, realized investment losses totaled $0.8 million for both 2006 and 2005. Unrealized losses on credit derivatives in the second quarter and first half of 2006 were not meaningful, compared with unrealized losses on credit derivatives of $2.8 million in the second quarter of 2005 and $2.6 million for the first six months of 2005.
RAM incurred losses and loss adjustment expenses were a negative $4.2 million in the second quarter, primarily driven by a favorable net reduction in case reserves of $3.8 million during the quarter coupled with establishing a $0.4 million recoverable in connection with a paid loss. Incurred losses for the first half of 2006 were a negative $3.1 million, again benefiting from the second quarter activity outlined above.
Acquisition expenses in the first quarter of 2006 of $4.2 million were a little over 3% above the comparable 2005 amount and are in line with the increase in earned premiums in 2006, as are year-to-date acquisition expenses which total $8.2 million compared to $7.3 million in the first half of 2005. Operating expenses of $3.9 million in the second quarter include $0.65 million associated with IPO-related activities but are still about $1.0 million less than in last year’s second quarter, when the Company recorded a $2.5 million charge associated with termination of a compensation plan. For the first six months of 2006, operating expenses, including transaction-related expenses of $2.0 million, were $7.4 million or $0.1 million above the 2005 level. RAM’s total expense ratio was 70.0% for the 2006 second quarter and for the first six months of the year. Excluding IPO-related expense in 2006 and excluding the compensation charge in 2005, the ratio of resulting expenses to earned premiums in the 2006 second quarter and first half year was 64% and 61%, respectively, and for the comparable 2005 periods was 58% and 60%, respectively.
Interest expense of $0.7 million in the second quarter and $1.4 million for the first six months is at the same level as in 2005 comparison periods.
Balance Sheet
Total assets of $582.7 million as of June 30, 2006 are up by just over 5% from year-end 2005, the combined result of cash from operations and net proceeds from the IPO offset by an increase in unrealized losses in the investment portfolio resulting from interest rates increases. Shareholders’ equity of $345.2 million is $22.5 million above the level at December 31, 2005, as a result of net income and net IPO proceeds of $16.6 million, partially offset by lower “other comprehensive income” that is driven by higher interest rates. Book value per share at June 30, 2006 was $12.68 versus $12.47 at year-end 2005, an increase of nearly 2%. Adjusted book value (ABV) per share, a non-GAAP measure, rose by about 4% from year-end 2005 to stand at $20.55 at June 30, 2006.
Forward-Looking Statements
This release contains statements that may be considered “forward looking statements”. These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us, our subsidiaries or customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor’s or Moody’s; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company’s reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.
Explanation of Non-GAAP Financial Measures
RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.
Operating earnings: The Company believes operating earnings is a useful measure because it measures earnings from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.
Adjusted Gross Premiums: Adjusted gross premiums are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted gross premiums provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.
Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company’s value in the absence of new business activity. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.
* * *
RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at June 30, 2006 and December 31, 2005
(dollars in thousands)

	June 30, 2006	December 31, 2005
Assets

Investments: Fixed-maturity securities held as available for sale, at fair value (Amortized Cost: $506,504,586 and $474,447,225)	$489,285	$469,908
Cash and cash equivalents	9,821	6,070
Accrued investment income	4,601	4,692
Premiums receivable	3,214	1,988
Recoverable on paid losses	1,657	1,280
Deferred policy acquisition costs	68,920	66,220
Fixed assets	94	124
Deferred expenses	851	849
Prepaid expenses	1,049	114
Other assets	3,179	2,327

Total Assets	$582,671	$553,572

Liabilities and Shareholders’ Equity
Liabilities:
Loss and loss expense reserve	$14,388	$16,595
Unearned premiums	175,334	165,580
Accounts payable and accrued liabilities	3,261	3,108
Long-term debt	40,000	40,000
Accrued interest payable	693	693
Share based compensation liability	771	2,802
Other liabilities	2,998	2,138

Total Liabilities	237,445	230,916
Shareholders’ Equity:
Common stock: $0.10 par value; authorized shares - 100,000,000 and 45,000,000;	2,723	2,588
Issued and outstanding shares -27,234,755 shares at June 30, 2006 and 25,884,755 shares at December 31, 2005
Additional paid-in capital	227,397	211,057
Accumulated other comprehensive income	(17,220)	(4,540)
Retained earnings	132,326	113,551

Total Shareholders’ Equity	345,226	322,656
Total Liabilities and Shareholders’ Equity	$582,671	$553,572

RAM Holdings Ltd.
Consolidated Statements of Income
(unaudited)
For the three and six months ended June 30, 2006 and 2005
(dollars in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenues
Gross premiums written	$17,486	$15,441	$32,061	$30,627
Change in unearned premiums	(5,884)	(4,223)	(9,754)	(10,422)

Premiums earned	11,602	11,218	22,307	20,205
Net investment income	5,746	4,143	11,141	8,326
Net realized gains (losses) on sale of investments	(544)	(420)	(763)	(753)
Net unrealized gains (losses) on credit derivatives	(3)	(2,836)	(6)	(2,554)

Total revenues	16,801	12,105	32,679	25,224
Expenses
Losses and loss adjustment expenses	(4,170)	2,128	(3,071)	2,668
Acquisition expenses	4,207	4,068	8,151	7,331
Operating expenses	3,909	4,913	7,449	7,284
Interest expense	693	685	1,375	1,368

Total expenses	4,639	11,794	13,904	18,651

Net Income	$12,162	$311	$18,775	$6,573

Net income per common share:
Basic	$0.45	$0.01	$0.71	$0.25
Diluted	0.45	0.01	0.71	0.25
Weighted-average number of common shares outstanding:
Basic	26,774,865	26,917,385	26,332,269	25,917,340
Diluted	26,815,312	25,976,834	26,382,044	26,010,210
Operating Earnings
Net income	$12,162	$311	$18,775	$6,573
Less: Realized gains (losses) on investments	544	420	763	753
Less: Unrealized gains (losses) on credit derivatives	3	2,836	6	2,554

Operating Earnings	$12,709	$3,567	$19,544	$9,880

Net income per common share	$0.45	$0.01	$0.71	$0.25
Less: Realized gains (losses) on investments	0.02	0.02	0.03	0.03
Less: Unrealized gains (losses) on credit derivatives	0.00	0.11	0.00	0.10

Operating earnings per share	$0.47	$0.14	$0.74	$0.38

	June 30, 2006	December 31, 2005
Adjusted Book Value
Book Value Per Share	$12.68	$12.47
Shareholder’s Equity (Book Value)	345,226	322,656
Unearned premiums	175,334	165,580
Deferred Acquisition Costs	68,920	66,220
Present Value of Installment Premiums (1)	90,739	84,839
Unrealized Gains (Losses) on Investments	(17,220)	(4,540)
Adjusted Book Value Per Share	$20.55	$19.76

(1)	Present value of future installments, net of ceding commissions, are current estimates and may differ due to additions of new business, changes in prepayment speeds, early terminations of refundings. At June 30, 2006 and December 31, 2005, the discount rate was 4.30% and 4.36%, respectively.
Par Value and Adjusted Premiums (1)
(dollars in thousands)

	2nd Quarter		Year-to-Date
	2006	2005	2006	2005
Par Written	$1,287,336	$1,727,064	$3,386,936	$4,627,810

GAAP Premiums Written	$17,485	$15,441	$32,061	$30,627
Less: Installment Premiums Written	$6,754	$8,085	$13,589	$14,452

Upfront Premiums Written	$10,731	$7,356	$18,472	$16,175
Plus: PV of Installment Premiums Written	$3,006	$10,867	$15,690	$32,157

Adjusted Premiums Written	$13,737	$18,223	$34,162	$48,332

(1)	Adjusted premiums represent upfront premiums in the period and the estimated present value of installment premiums for new policies issued as reported at a quarter lag.
Contact:

RAM Holdings Ltd., Hamilton
Richard Lutenski, 441-298-2107
rlutenski@ramre.bm
or Victoria Guest, 441-298-2116
vguest@ramre.bm